Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE COGNEX CORPORATION

2023 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Cognex Corporation 2023 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Cognex Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.002 per share (the “Stock”), of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date(s) specified in the following schedule so long as the Grantee remains in a Service Relationship on such Vesting Date(s). If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

[Included for Directors: In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Company before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Company or its success (or its ultimate parent) after the consummation of the transaction, all unvested Restricted Stock Units granted pursuant to this Award shall become vested immediately prior to the consummation of the transaction.]

[Included for Executive Officers: In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Company before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Company or its success (or its ultimate parent) after the consummation of the transaction, and within 12 months of the consummation of the transaction, Grantee’s employment is involuntarily terminated, all unvested Restricted Stock Units granted pursuant to this Award shall become immediately vested and fully exercisable. For purposes hereof, Grantee’s employment is considered to be involuntarily terminated if the Company or its successor terminates Grantee’s employment without Cause or Grantee resigns for Good Reason. The term “Cause” shall mean (i) Grantee’s willful and continued failure to perform substantially Grantee’s duties with the Company (other than any failure resulting from incapacity due to physical or mental illness), after a written demand of performance is delivered to Grantee by the Board or the Chief Executive Officer of the Company which identifies the manner in which the Board or Chief Executive Officer believes that Grantee has not substantially performed Grantee’s duties; or (ii) Grantee’s willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company. The term “Good Reason” shall mean (i) a material diminution in Grantee’s duties or responsibilities, excluding for this purpose any diminution related solely to the Company ceasing to be a reporting company for purposes of the Securities Exchange Act of 1934 or (ii) the Company’s requiring Grantee to be based at any office or location that is more than fifty (50) miles from Grantee’s current office.]

3. Termination of Service. If the Grantee’s Service Relationship with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Such withholding shall be satisfied by the Company withholding from Shares to be issued to the Grantee a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due. Alternatively, or in addition, the Company may decide in its sole and absolute discretion to satisfy Grantee’s obligation for tax-related items by one or a combination of the following: (i) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or (ii) in any other manner permitted by the Plan.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from Code Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code. Notwithstanding the foregoing, if this award of RSUs is interpreted as not being exempt from Section 409A of the Code, it shall be interpreted to comply with the requirements of Section 409A of the Code so that this award is not subject to additional tax or interest under Section 409A of the Code. In this regard, to the extent necessary to comply with or qualify for an exemption from Section 409A of the Code, any reference to “termination of employment” or similar terms will mean the Grantee’s “separation from service” within the meaning of Section 409A(2)(A)(i) of the Code (a “Separation”). In addition, if this award is payable upon the Grantee’s Separation and the Grantee is a “specified employee” of the Company or any affiliate thereof within the meaning of Section 409A(a)(2)(B)(i) of the Code on the day of the Grantee’s Separation, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Grantee’s Separation, or (ii) Grantee’s death, but only to the extent such delay is necessary so that this Award is not subject to additional tax or interest Section 409A of the Code. Each installment of the Restricted Stock Units that vests is intended to constitute a separate payment for purposes of Section 409A of the Code.

8. No Obligation to Continue Employment or Service. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment or other Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment or Service Relationship of the Grantee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Restrictive Covenants. The Grantee reaffirms his/her promise to be bound by the restrictive covenants set forth in the Employee Invention, Non-Disclosure and Non-Competition Agreement or Employee Invention and Non-Disclosure Agreement, as applicable, entered into between the Grantee and the Company (the “Employment Agreement”). The Grantee agrees that any gains realized by the Grantee pursuant to the vesting of this Award (along with other good and valuable consideration including, but not limited to employment by the Company, salary and other Company-provided benefits) are additional and sufficient consideration for the Grantee’s performance of Grantee’s obligations as stated in the Employment Agreement. To the extent permitted by applicable law, Grantee agrees that if Grantee breaches the Employment Agreement then Grantee shall pay damages to the Company, including, but not limited to an amount equal to the sum of: (a) the total of all gains realized by Grantee as a result of vesting of this Award, and (b) the total of all gains realized by Grantee as a result of the sale of any shares acquired by Grantee through the vesting of this Award. The determination of the existence of breach of the Employment Agreement shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.

COGNEX CORPORATION

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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